EXHIBIT 5

[LETTERHEAD OF LORD BISSELL & BROOK LLP]

November 26, 2004

CardioVascular BioTherapeutics, Inc.

1700 West Horizon Ridge Parkway

Suite 100

Henderson, Nevada 89012

Gentlemen:

We have acted as counsel to CardioVascular BioTherapeutics, Inc. (the “Company”) in connection with the sale by the Company of up to 2,300,000 shares (the “Shares”) of the Common Stock, par value $.001 per share, of the Company in a public offering being registered under the Securities Act of 1933, as amended, in a registration statement on Form S-1 (the “Registration Statement”). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that, when sold as described in the Registration Statement, the Shares offered by the Company will be legally issued, fully paid and nonassessable under the Delaware General Corporations Law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ LORD BISSELL & BROOK LLP